Exhibit 99.1
a.k.a. Brands Holding Corp. Reports Second Quarter 2022 Financial Results
Net Sales Grew 6% Compared to the Second Quarter of Fiscal 2021; 11%1 in Constant Currency
U.S. Net Sales Grew 16% Compared to the Second Quarter of Fiscal 2021
Active Customers2 Increased 34% on a LTM Basis Compared to the Same Period Last Year
SAN FRANCISCO – August 10, 2022 – a.k.a. Brands Holding Corp. (NYSE: AKA), a brand accelerator of next generation fashion brands, today announced financial results for the second quarter ended June 30, 2022.
Results for the Second Quarter
•Net sales increased 6.2% to $158.5 million, compared to $149.2 million in the second quarter of 2021.
•Net loss was $(4.2) million or $(0.03) per share in the second quarter of 2022, compared to net income attributable to a.k.a. Brands Holding Corp. of $2.4 million or $0.03 per share in the second quarter of 2021.
•Adjusted EBITDA1 was $5.9 million, or 3.7% of net sales, compared to $19.4 million, or 13.0% of net sales in the second quarter of 2021.
“I want to recognize and appreciate our teams for their hard work delivering double-digit sales growth1 this quarter on top of impressive growth last year and their continued agility navigating a complex macro environment. We remain incredibly focused on enhancing profitability by maintaining discipline around inventory and carefully controlling expenses. Looking ahead, our differentiated brands, flexible model and talented teams give me great confidence in our long-term profitable growth potential,” said Jill Ramsey, a.k.a. Brands CEO.
Recent Business Highlights
•Princess Polly continues to differentiate competitively with growth in their sustainable Earth Club collection and is well positioned to optimize marketing effectiveness in the back-half of 2022.
•Culture Kings is back to generating traffic and hype with in-store events and remains on track to open their Las Vegas flagship by year end. Newly hired U.S. president brings deep expertise.
•Petal & Pup continues as our fastest growing brand, leveraging Princess Polly’s successful playbook.
•mnml is now sold in stores and online at Culture Kings with strong early response and their successful graphic tee collection leverages Culture Kings’ print-on-demand capabilities.
Second Quarter Financial Details
•Net sales increased 6.2% to $158.5 million, compared to $149.2 million in the second quarter of 2021. The increase was driven by a 12% increase in the number of orders processed, partially offset by a 4% decrease in the average order value during the quarter. The increase in the number of orders was primarily driven by the growth of Princess Polly in the U.S. and the inclusion of mnml. The decrease in average order value was primarily due to higher promotional activity and higher return rates.
•Gross margin was 55.2% in the second quarter of 2022, versus 54.6% in the same period last year. The 60 basis point increase in gross margin rate was primarily due to a detrimental $6.3 million impact in the three months ended June 30, 2021 from the fair value increase in inventory acquired in the Culture Kings acquisition, partially offset by higher air freight expense, higher promotional activity and higher return rates.
•Selling expenses were $45.3 million, compared to $40.0 million in the second quarter of 2021. Selling expenses were 28.6% of net sales compared to 26.8% of net sales in the second quarter of 2021. The increase in selling expenses as a percent of net sales was primarily due to a $1.3 million charge related to a change in the third-party fulfillment provider for Culture Kings and mnml.
•Marketing expenses were $19.1 million, compared to $14.9 million in the second quarter of 2021. The increase in marketing dollars was driven primarily by the inclusion of mnml and increased marketing investment. Marketing expenses were 12.0% of net sales compared to 10.0% of net sales in the second quarter of 2021, with the increase due to reduced effectiveness of our marketing channels at driving traffic to our websites, as well as the inclusion of mnml, which had a higher rate of advertising spend.
1 See additional information at the end of this release regarding non-GAAP financial measures.
2 See additional information in this release regarding key operating and financial metrics.

•General and administrative (“G&A”) expenses were $25.7 million, compared to $19.2 million in the second quarter of 2021. G&A expenses were 16.2% of net sales compared to 12.9% of net sales in the second quarter of 2021. The increase in G&A expenses during the quarter was primarily due to an increase in salaries and related benefits and equity-based compensation expense related to increases in headcount across functions to support business growth, the inclusion of mnml and additional insurance costs.
•Adjusted EBITDA1 was $5.9 million, or 3.7% of net sales, compared to $19.4 million, or 13.0% of net sales in the second quarter of 2021.
Balance Sheet and Cash Flow
•Cash and cash equivalents at the end of the second quarter totaled $29.1 million compared to $38.8 million at the end of fiscal year 2021.
•Inventory at the end of the second quarter totaled $143.9 million compared to $115.8 million at the end of fiscal year 2021.
•Debt at the end of the second quarter totaled $131.2 million, compared to $108.8 million at the end of fiscal year 2021. The Company drew $25.0 million on its revolving credit facility in the first quarter of 2022.
•Cash flow from operations for the six months ended June 30, 2022 was $(23.6) million, compared to $7.5 million for the six months ended June 30, 2021.
Outlook
For the full year fiscal 2022, the Company expects:
•Net sales between $625 million and $635 million
•Adjusted EBITDA3 of between $38 million and $40 million
•Capital expenditures of approximately $18 million to $20 million
For the third quarter of 2022, the Company expects:
•Net sales between $150 million and $153 million
•Adjusted EBITDA3 of between $9.0 million and $9.2 million
•Interest expense of approximately $2.2 million
•Weighted average diluted share count of 129 million
The above outlook is based on several assumptions, including but not limited to, continued foreign exchange rate pressure, the promotional environment and an elevated return rate. See “Forward-Looking Statements” for additional information.
Conference Call
A conference call to discuss the Company’s second quarter results is scheduled for August 10, 2022, at 4:30 p.m. ET. Those who wish to participate in the call may do so by dialing (877) 858-5495 or (201) 689-8853 for international callers. The conference call will also be webcast live at https://ir.aka-brands.com in the Events and Presentations section. A recording will be available shortly after the conclusion of the call. To access the replay, please dial (877) 660-6853 or (201) 612-7415 for international callers, conference ID 13731162. An archive of the webcast will be available on a.k.a. Brands’ investor relations website.
Use of Non-GAAP Financial Measures and Other Operating Metrics
In addition to results determined in accordance with accounting principles generally accepted in the United States of America (GAAP), management utilizes certain non-GAAP performance measures such as net income, as adjusted, net income per share, as adjusted, Adjusted EBITDA, Adjusted EBITDA margin and pro forma net sales for purposes of evaluating ongoing operations and for internal planning and forecasting purposes. We believe that these non-GAAP operating measures, when reviewed collectively with our GAAP financial information, provide useful supplemental information to investors in assessing our operating performance. See additional information at the end of this release regarding non-GAAP financial measures.

About a.k.a. Brands
a.k.a. Brands is a brand accelerator of next generation fashion brands. Each brand in the a.k.a. portfolio targets a distinct Gen Z and millennial audience, creates authentic and inspiring social content and offers quality exclusive merchandise. a.k.a. Brands leverages its next-generation retail platform to help each brand accelerate its growth, scale in new markets and enhance its profitability. Current brands in the a.k.a. Brands portfolio include Princess Polly, Culture Kings, mnml, Petal & Pup and Rebdolls.
Forward-Looking Statements
Certain statements made in this release are “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements.
These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements.
Important factors, among others, that may affect actual results or outcomes include the continuation of the COVID-19 pandemic and the potential related disruptions to our operations, customer demand, and our suppliers’ ability to meet our needs; our ability to anticipate rapidly-changing consumer preferences in the apparel, footwear and accessories industries; our ability to acquire new customers, retain existing customers, or maintain average order value levels; the effectiveness of our marketing and our level of customer traffic; merchandise return rates; our success in identifying brands to acquire, integrate and manage on our platform; our ability to expand into new markets; the global nature of our business; our use of social media platforms and influencer sponsorship initiatives, which could adversely affect our reputation or subject us to fines or other penalties; the inherent challenges in measuring certain of our key operating metrics, and the risk that real or perceived inaccuracies in such metrics may harm our reputation and negatively affect our business; the potential for requirements to collect additional sales taxes or to be subject to other tax liabilities that may increase the costs to our consumers; economic downturns and market conditions beyond our control; currency fluctuations; our ability to attract and retain highly qualified personnel; fluctuations in wage rates and the price, availability and quality of raw materials and finished goods, which could increase costs; interruptions in or increased costs of shipping and distribution, which could affect our ability to deliver our products to the market; and other risks and uncertainties set forth in the sections entitled “Risk Factors” and “Forward-Looking Statements” in the Company’s Annual Report on Form 10-K, dated March 1, 2022, filed with the Securities and Exchange Commission. a.k.a. Brands does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
Investor Contact
investors@aka-brands.com
Media Contact
media@aka-brands.com

a.k.a. BRANDS HOLDING CORP.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net sales	$158,471	$149,227	$306,790	$218,006
Cost of sales	71,024	67,793	135,147	95,984
Gross profit	87,447	81,434	171,643	122,022
Operating expenses:
Selling	45,254	40,023	85,618	58,277
Marketing	19,064	14,908	34,769	21,132
General and administrative	25,703	19,220	50,481	32,650
Total operating expenses	90,021	74,151	170,868	112,059
Income (loss) from operations	(2,574)	7,283	775	9,963
Other expense, net:
Interest expense	(1,393)	(4,113)	(2,652)	(4,217)
Other expense	(1,200)	(42)	(1,112)	(61)
Total other expense, net	(2,593)	(4,155)	(3,764)	(4,278)
Income (loss) before income taxes	(5,167)	3,128	(2,989)	5,685
Benefit from (provision for) income tax	955	(939)	302	(1,706)
Net income (loss)	(4,212)	2,189	(2,687)	3,979
Net loss (income) attributable to noncontrolling interests	—	242	—	(76)
Net income (loss) attributable to a.k.a. Brands Holding Corp.	$(4,212)	$2,431	$(2,687)	$3,903
Net income (loss) per share:
Basic	$(0.03)	$0.03	$(0.02)	$0.05
Diluted	$(0.03)	$0.03	$(0.02)	$0.05
Weighted average shares outstanding:
Basic	128,657,271	85,702,097	128,652,580	77,860,431
Diluted	128,657,271	85,702,097	128,652,580	77,860,431

a.k.a. BRANDS HOLDING CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	June 30, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$29,109	$38,832
Restricted cash	1,666	2,186
Accounts receivable	3,030	2,663
Inventory, net	143,853	115,783
Prepaid income taxes	11,050	4,059
Prepaid expenses and other current assets	20,092	20,809
Total current assets	208,800	184,332
Property and equipment, net	18,450	14,657
Operating lease right-of-use assets	38,991	26,415
Intangible assets, net	85,548	98,287
Goodwill	346,337	363,305
Other assets	945	850
Total assets	$699,071	$687,846
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$28,457	$25,088
Accrued liabilities	55,728	53,375
Sales returns reserve	5,166	6,887
Deferred revenue	7,643	11,344
Operating lease liabilities, current	6,338	5,721
Current portion of long-term debt	5,600	5,600
Total current liabilities	108,932	108,015
Long-term debt	125,618	103,182
Operating lease liabilities	34,415	21,370
Other long-term liabilities	1,338	1,333
Deferred income taxes, net	2,225	2,920
Total liabilities	272,528	236,820
Stockholders’ equity:
Preferred stock	—	—
Common stock	129	129
Additional paid-in capital	456,637	453,807
Accumulated other comprehensive loss	(35,706)	(11,080)
Retained earnings	5,483	8,170
Total stockholders’ equity	426,543	451,026
Total liabilities and stockholders’ equity	$699,071	$687,846

a.k.a. BRANDS HOLDING CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Six Months Ended June 30,
	2022	2021
Cash flows from operating activities:
Net income (loss)	$(2,687)	$3,979
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation expense	2,728	870
Amortization expense	8,079	6,231
Amortization of inventory fair value adjustment	707	6,266
Amortization of debt issuance costs	326	247
Non-cash interest expense	—	693
Non-cash operating lease expense	3,109	3,064
Equity-based compensation	2,862	1,132
Deferred income taxes, net	(1,078)	(2,109)
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(424)	(1,602)
Inventory	(33,183)	(11,490)
Prepaid expenses and other current assets	(67)	(5,755)
Accounts payable	5,304	1,354
Income taxes payable	(7,213)	(8,587)
Accrued liabilities	4,896	13,278
Returns reserve	(1,569)	2
Deferred revenue	(3,434)	2,857
Lease liabilities	(1,943)	(2,950)
Net cash (used in) provided by operating activities	(23,587)	7,480
Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	—	(225,744)
Cash paid from holdbacks associated with acquisitions	(2,095)	—
Purchase of intangible assets	(64)	—
Purchases of property and equipment	(5,803)	(3,361)
Net cash used in investing activities	(7,962)	(229,105)
Cash flows from financing activities:
Payments of costs related to initial public offering	(1,142)	—
Proceeds from line of credit, net of issuance costs	25,000	12,045
Repayment of line of credit	—	(6,364)
Proceeds from issuance of debt, net of issuance costs	(121)	144,103
Repayment of debt	(2,800)	(938)
Taxes paid related to net share settlement of equity awards	(32)	—
Proceeds from issuance of units	—	82,669
Net cash provided by financing activities	20,905	231,515
Effect of exchange rate changes on cash, cash equivalents and restricted cash	401	(413)
Net increase (decrease) in cash, cash equivalents and restricted cash	(10,243)	9,477
Cash, cash equivalents and restricted cash at beginning of period	41,018	27,099
Cash, cash equivalents and restricted cash at end of period	$30,775	$36,576

Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$29,109	$34,341
Restricted cash	1,666	2,235
Total cash, cash equivalents and restricted cash	$30,775	$36,576

a.k.a. BRANDS HOLDING CORP.
KEY FINANCIAL AND OPERATING METRICS
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Gross margin	55%	55%	56%	56%
Net income (loss) (in thousands)	$(4,212)	$2,189	$(2,687)	$3,979
Net income (loss) margin	(3)%	1%	(1)%	2%
Adjusted EBITDA (in thousands)[3]	$5,891	$19,429	$16,543	$27,755
Adjusted EBITDA margin[3]	4%	13%	5%	13%
Key Operational Metrics and Regional Sales

	Three Months Ended June 30,		Six Months Ended June 30,
(metrics in millions, except AOV; sales in thousands)	2022	2021	2022	2021
Key Operational Metrics
Active customers[4]	3.9	2.9	3.9	2.9
Active customers across a.k.a. Brands[4,5]	3.9	2.9	3.9	2.9
Average order value	$85	$89	$84	$86
Average order value across a.k.a. Brands[5]	$85	$89	$84	$89
Number of orders	1.9	1.7	3.7	2.5
Number of orders across a.k.a. Brands[5]	1.9	1.7	3.7	3.0

Sales by Region (actual)
U.S.	$82,277	$71,205	$159,945	$114,035
Australia	56,540	59,317	108,434	78,332
Rest of world	19,654	18,705	38,411	25,639
Total	$158,471	$149,227	$306,790	$218,006
Year-over-year growth	6.2%		40.7%
Year-over-year growth on a constant currency basis[6]	11.4%		45.2%
Active Customers
We view the number of active customers as a key indicator of our growth, the value proposition and consumer awareness of our brand, and their desire to purchase our products. In any particular period, we determine our number of active customers by counting the total number of unique customer accounts who have made at least one purchase in the preceding 12-month period, measured from the last date of such period.
Average Order Value
We define average order value (“AOV”) as net sales in a given period divided by the total orders placed in that period. AOV may fluctuate as we expand into new categories or geographies or as our assortment changes.
3 See additional information at the end of this release regarding non-GAAP financial measures.
4 Trailing twelve months.
5 Metrics “across a.k.a. Brands” assume we owned Culture Kings for all periods presented.
6 In order to provide a framework for assessing the performance of our underlying business, excluding the effects of foreign currency rate fluctuations, we compare the percent change in the results from one period to another period using a constant currency methodology wherein current and comparative prior period results for our operations reporting in currencies other than U.S. dollars are converted into U.S. dollars at constant exchange rates (i.e., the rates in effect on December 31, 2021, which was the last day of our prior fiscal year) rather than the actual exchange rates in effect during the respective periods.

a.k.a. BRANDS HOLDING CORP.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in thousands, except per share data)
(unaudited)

Adjusted EBITDA and Adjusted EBITDA Margin
Adjusted EBITDA and Adjusted EBITDA margin are key performance measures that management uses to assess our operating performance. Because Adjusted EBITDA and Adjusted EBITDA margin facilitate internal comparisons of our historical operating performance on a more consistent basis, we use these measures for business planning purposes.
We also believe this information will be useful for investors to facilitate comparisons of our operating performance and better identify trends in our business. We expect Adjusted EBITDA margin to increase over the long-term as we continue to scale our business and achieve greater leverage in our operating expenses.
We calculate Adjusted EBITDA as net income adjusted to exclude: interest and other expense; provision for income taxes; depreciation and amortization expense; stock-based compensation expense; costs to establish or relocate distribution centers; transaction costs; and one-time or non-recurring items. Adjusted EBITDA is considered a non-GAAP financial measure under the SEC’s rules because it excludes certain amounts included in net income, the most directly comparable financial measure calculated in accordance with GAAP. A reconciliation of non-GAAP Adjusted EBITDA to net income for the three and six months ended June 30, 2022 and 2021 is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net income (loss)	$(4,212)	$2,189	$(2,687)	$3,979
Add:
Other expense, net	2,593	4,155	3,764	4,278
Provision for (benefit from) income tax	(955)	939	(302)	1,706
Depreciation and amortization expense	5,590	4,535	10,807	7,101
Inventory step-up amortization expense	—	6,266	707	6,266
Equity-based compensation expense	1,494	609	2,862	1,132
Distribution center relocation costs	1,291	—	1,291	—
Transaction costs	90	736	101	3,293
Adjusted EBITDA	$5,891	$19,429	$16,543	$27,755
Net income (loss) margin	(3)%	1%	(1)%	2%
Adjusted EBITDA margin	4%	13%	5%	13%
Net Loss, As Adjusted and Net Loss Per Share, As Adjusted
Net loss, as adjusted and net loss per share, as adjusted are considered non-GAAP financial measures under the SEC’s rules because they exclude certain amounts included in net loss and net loss per share calculated in accordance with GAAP, the most directly comparable financial measures calculated in accordance with GAAP. Management believes that net loss, as adjusted and net loss per share, as adjusted are meaningful measures to share with investors because they better enable comparison of the performance with that of the comparable period. In addition, net loss, as adjusted and net loss per share, as adjusted afford investors a view of what management considers a.k.a.’s core earnings performance and the ability to make a more informed assessment of such core earnings performance with that of the prior year.
We have calculated net loss, as adjusted and net loss per share, as adjusted for the six months ended June 30, 2022 by adjusting net loss and net loss per share for the inventory step-up amortization expense resulting from the acquisition of mnml.

There were no adjustments to net income (loss) or net income (loss) per share for any other periods or comparable periods otherwise shown in this document. A reconciliation of non-GAAP net loss, as adjusted to net loss, as well as the resulting calculation of net loss per share, as adjusted for the six months ended June 30, 2022 are as follows:

Six Months Ended June 30, 2022
Net loss	$(2,687)
Adjustments:
Inventory step-up amortization expense	707
Tax effects of adjustments	(212)
Net loss, as adjusted	$(2,192)
Net loss per share, as adjusted	$(0.02)
Weighted-average shares, diluted	128,652,580
Pro Forma Net Sales
Pro forma net sales is considered a non-GAAP financial measure under the SEC’s rules. We believe that pro forma net sales is useful information for investors as it provides a better understanding of sales performance, and relative changes therein, on a comparable basis. We calculate pro forma net sales as net sales including the historical net sales relating to the pre-acquisition periods of Culture Kings, assuming that the Company acquired Culture Kings at the beginning of the period presented. Pro forma net sales is not necessarily indicative of what the actual results would have been if the acquisition had in fact occurred on the date or for the periods indicated nor does it purport to project net sales for any future periods or as of any date. A reconciliation of non-GAAP pro forma net sales to net sales, which is the most directly comparable financial measure calculated in accordance with GAAP, for each quarter in 2021 and 2020, is as follows:

	Net Sales in 2021
Three Months Ended	Actual	Culture Kings	Pro Forma
March 31	$68,779	$51,263	$120,042
June 30	149,227	—	149,227
September 30	161,762	—	161,762
December 31	182,423	—	182,423
	$562,191	$51,263	$613,454

	Net Sales in 2021	Net Sales in 2020			Growth Rate
Three Months Ended	Pro Forma	Actual	Culture Kings	Pro Forma	Actual	Pro Forma
March 31	$120,042	$35,006	$25,586	$60,592	96.5%	98.1%
June 30	149,227	46,793	38,179	84,972	218.9%	75.6%
September 30	161,762	63,336	48,713	112,049	155.4%	44.4%
December 31	182,423	70,781	56,654	127,435	157.7%	43.1%
	$613,454	$215,916	$169,132	$385,048
A reconciliation of non-GAAP pro forma net sales to net sales, disaggregated by geography, which is the most directly comparable financial measure calculated in accordance with GAAP, for the three months ended June 30, 2021 and 2020, is as follows:

	Three Months Ended June 30, 2021	Three Months Ended June 30, 2020			Growth Rate
	Actual	Actual	Culture Kings	Pro Forma	Actual	Pro Forma
U.S.	$71,189	$26,721	$3,180	$29,901	166.4%	138.1%
Australia	59,288	13,421	28,628	42,049	341.8%	41.0%
Rest of world	18,750	6,651	6,371	13,022	181.9%	44.0%
Total	$149,227	$46,793	$38,179	$84,972